Exhibit 99.13

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is entered into as of October 12, 2016, between:

Eli d. scher, (the “Seller”); and

SUN YIP INDUSTRIAL COMPANY LIMITED, a limited liability company incorporated under the laws of the British Virgin Islands (the “Purchaser”).

RECITALS

WHEREAS, as at the date of this Agreement, the Seller owns 12,169 Ordinary Shares of the Company (as defined below);

WHEREAS, as at the date of this Agreement, the Seller desires to sell 12,169 ordinary shares of the Company (the “Sale Shares”) and the Purchaser desires to purchase, the Sale Shares, on the terms and subject to conditions set forth in this Agreement; and

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Parties agree as follows:

1.            Certain Defined Terms. For the purposes of this Agreement:

“Action” means any claim, action, suit, arbitration, proceeding or investigation by or before any Governmental Authority.

“Agreement” means this Share Purchase Agreement among the Parties and all amendments hereto.

“Company” means Plastec Technologies, Ltd., an exempted company organized under the laws of the Cayman Islands, whose shares are traded on the Over the Counter Bulletin Board operated under the Financial Industry Regulatory Authority, under the symbol PLTYF.

“Encumbrance” means any claim, pledge, charge, mortgage, liability, lien, option, equity, power of sale, hypothecation or other encumbrance, retention of title, right of pre-emption, right of first refusal or other third party right or security interest of any kind or whatsoever nature and includes any agreement, arrangement or obligation to create any of the foregoing.

“Governmental Authority” means any federal, national, supranational, state, provincial, local, or similar government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body with competent jurisdiction.

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“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

“Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

“Person” means an individual, partnership, company, corporation, limited liability company, association, joint stock company, trust, joint venture, organization, business organization, estate, union and any authority or any department, agency or political subdivision thereof

2.            Sale and Purchase of the Sale Shares. Upon the terms and subject to the conditions of this Agreement, the Seller hereby sells and transfers the Sale Shares to and in favor of the Purchaser, who hereby purchases and acquires the Sale Shares together with all rights now and hereafter attaching or accruing thereto (including all dividends declared to paid in respect thereof), forthwith upon execution of this Agreement. The Purchase Price for the Sale Shares shall be US$11.30 per share, for a total consideration of US$137,509.70, payable to the Seller not later than December 10, 2016, in accordance with instructions to be timely provided to the Purchaser by the Seller. Simultaneous with the execution of this Agreement, the Seller shall deliver to the Purchaser (or its designate) an original instrument of transfer, duly executed by the Seller as transferor thereof, and such original share certificate or certificates representing the Sale Shares (collectively the “Transfer Documents”) in aid of facilitating the transfer and registration of the Sale Shares to and in the name of the Purchaser forthwith after the execution of this Agreement.

3.            Representations and Warranties of the Seller. The Seller hereby represents and warrants to the Purchaser as follows:

(a).         Authority of the Seller. The Seller is a natural person with full and all necessary power and authority to enter into this Agreement, to perform and carry out his obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Seller, and (assuming due authorization, execution and delivery by the Purchaser) this Agreement constitutes legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with its terms except as such enforceability may be limited under applicable bankruptcy, insolvency, fraudulent transfer, reorganization or similar laws of general applicability relating to or affecting creditors’ rights to general equitable principles.

(b).         Ownership of Sale Shares. The Seller owns all right, title and interest (legal and beneficial) in and to the Sale Shares and is entitled to transfer the same to the Purchaser free and clear of all Encumbrances, and there is no agreement or commitment to give or create any Encumbrance over or affecting the Sale Shares and no claim has been made by any Person to be entitled to any of the Sale Shares. The Seller acknowledges that upon registration of the Sale Shares in the name of the Purchaser forthwith after execution of this Agreement, the Purchaser shall acquire a good and marketable title to the Sale Shares to the exclusion of the Seller and notwithstanding the fact that timeline for payment of the consideration for the Sale Shares is no later than December 10, 2016, as agreed.

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(c).         Material Information. The Seller, through his representation on the Board of Directors of the Company prior to the date and year first above written and otherwise, has had full access to all information he deems material to the transactions contemplated by this agreement and has been given ample opportunity to ask for such additional information and materials concerning the condition and operations of the Company as he has deemed necessary.

(d).         Excluded Information. The Seller understands that he may not be privy to certain material non-public information with respect to the business operations, financial condition and prospects of the Company (“Excluded Information”) and that the Excluded Information could be positive in nature and, if released to the public, could have a positive impact on the market price of the securities of the Company. Notwithstanding the foregoing, Seller is still desirous of effectuating this transaction and selling the Sale Shares to the Purchaser. Seller is not requesting the Excluded Information and agrees that Purchaser is not obligated to disclose any Excluded Information to Seller and that Purchaser shall not have any liability with respect to any non-disclosure of the Excluded Information. As a condition to Purchaser’s agreement to buy the Sale Shares, to the fullest extent permitted by law, Seller hereby releases and waives any and all claims, causes of action, actions, proceedings, suits, judgments, liens and executions and claims, whether known or unknown, now or hereafter arising against Purchaser based upon or relating to such non-disclosure or Seller’s failure to review the Excluded Information and further covenants not to sue Purchaser for any loss, damage or liability arising from or relating to the sale of the Sale Shares.

4.            Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Seller as follows:

(a).         Organization and Authority. The Purchaser is a company duly organized, validly existing and in good standing under the Laws of its place of incorporation. The Purchaser has full and all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Purchaser of this Agreement, the performance by the Purchaser of its obligations hereunder and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Seller) this Agreement constitutes legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with its terms except as such enforceability may be limited under applicable bankruptcy, insolvency, fraudulent transfer, reorganization or similar laws of general applicability relating to or affecting creditors’ rights to general equitable principles.

(b).         Material Information. The Purchaser has caused to be provided to the Seller, through its representative on the Board of Directors of the Company and otherwise, all material information concerning the condition and operations of the Company as might be reasonably relevant to the transactions contemplated by this Agreement.

(c).         Investment Representations.

(i)         Purchaser has reviewed the documents of the Company filed with the Securities and Exchange Commission (“Company Filings”) and Purchaser understands the content of the Company Filings and the risks described about an investment in the Company.

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(ii)        Purchaser is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act of 1933, as amended.

(iii)       Purchaser has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Company and has sufficient information about the Company to evaluate the merits and risks of an investment in the Company.

5.            General Provisions.

(a).         Expenses. All costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement, and any stamp, transfer, registration or other similar taxes, duties and charges arising in respect of the transfer of the Sale Shares as contemplated in this Agreement, shall be paid for by the Party incurring such costs and expenses.

(b).         Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing in English and shall be deemed effective given: (i) upon personal delivery to the party to be notified, (ii) five business days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iii) one day after deposit with a recognized overnight courier, specifying next day delivery, with written verification of receipt. Any notice or communication sent to the Investor by post or fax shall also be sent by email. All communications shall be sent to the respective parties at their addresses as set forth below:

If to the Purchaser:

Address:	Sun Yip Industrial Company Limited
c/o Room 2101, 21st Floor
Aitken Vansen Centre
61 Hoi Yuen Road
Kwun Tong, Kowloon
Hong Kong SAR
Attention:	Mr. Kin Sun Sze-To

If to the Seller:

Address:	15 Broad Street
Apartment 2424
New York, NY 10005
Attention:	Mr. Eli D. Scher

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(c).         Confidentiality; Public Announcements.

(i).          The Parties undertake with each other that they shall treat as strictly confidential all information received or obtained by them or their employees, agents or advisers in connection with the entry into or the performance of this Agreement including information relating to the provisions of this Agreement, the negotiations leading up to this Agreement, the subject matter of this Agreement, and the business or affairs of any other Party and subject to the provisions of this section that they will not at any time hereafter make use of or disclose or divulge to any Person any such information and shall use all reasonable efforts to prevent the publication or disclosure of any such information.

(ii).         The restrictions contained in this section shall not: (A) apply to any disclosure which, pursuant to relevant Laws and rules, any Governmental Authority requires any Party to make (including the disclosure required to be made to any Governmental Authority in any Party’s application for consent or approval for transactions contemplated hereunder), provided that written consent as to the form and content (which consent shall not be unreasonably withheld) of the other Party has been obtained prior to any disclosure of information in public announcement involving such other Party; (B) restrict or prohibit any Party in or from making any disclosure to any professional adviser for the purposes of obtaining necessary professional advice; provided such Party shall procure that such professional adviser observes the confidentiality obligation set forth in this section; (C) apply to any disclosure from the Purchaser to its parent and any of its Affiliates and their respective directors, officers and employees; and (D) apply to information which was in the public domain or otherwise known to the relevant Party before it was furnished to it by another Party hereto or, after it was furnished to that Party, entered the public domain otherwise than as a result of a breach by that Party of this this section or a breach of a confidentiality obligation by the disclosing Party, where the breach was known to that Party.

(iii).        No Party shall make, nor shall cause to be made, any press release or public announcement in respect of this Agreement, the identity of the parties to this Agreement or the transactions contemplated thereby or otherwise communicate with any news media without the prior written consent of the other Party, unless otherwise required by Law or applicable stock exchange regulation (and then only after consultation with the other Party), and the Parties shall cooperate as to the timing and contents of any such press release, public announcement or communication. In the event that any Party or any of its agents, representatives, Affiliates, employees, officers or directors becomes legally compelled to disclose any such confidential information, such Party shall provide the other Party with prompt written notice of such requirement so that such other Party may seek a protective order or other remedy, or provide a written consent as to the form and content of the disclosure (which consent shall not be unreasonably withheld) of the other Party prior to any such disclosure of confidential information. In the event that such protective order or other remedy is not obtained, or such other Party waive compliance with this this section, the Party legally compelled to disclose such confidential information shall furnish only that portion of such confidential information which is legally required to be provided and exercise all reasonable efforts to obtain assurances that confidential treatment will be accorded such information.

(d).         Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

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(e).         Entire Agreement. This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof and thereof.

(f).          Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of the Parties (which consent may be granted or withheld in the sole discretion of the Parties) and any such assignment or attempted assignment without such consent shall be void.

(g).         Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by all of the Parties, or by a waiver in accordance with this Agreement.

(h).         Waiver. Any Party to this Agreement may: (a) extend the time for the performance of any of the obligations or other acts of any other Party; (b) waive any inaccuracies in the representations and warranties of any other Party contained herein or in any document delivered by such other Party pursuant hereto; or (c) waive compliance with any of the agreements of any other Party or conditions to such Party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of any of such rights. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

(i).          Successors and Assigns. This Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns.

(j).          Governing Law; Arbitration. This Agreement shall be governed by, and construed in accordance with, the Laws of Hong Kong, without giving effect to any conflict of laws principles that would result in the application of other or different Laws. Any dispute, controversy or claim (of any and every kind or type, whether based on contract, tort, statute, regulation, or otherwise) arising out of, relating to, or connected with this Agreement, including any dispute as to the construction, validity, interpretation, termination, enforceability or breach of this Agreement, as well as any dispute over arbitrability or jurisdiction (“Dispute”) shall be exclusively resolved through final and binding arbitration pursuant to this section, it being the intention of the parties that this is a broad form arbitration agreement designed to encompass all possible Disputes. The arbitration shall be administered by the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the HKIAC Administered Arbitration Rules in force when the Notice of Arbitration is submitted. The seat of the arbitration shall be Hong Kong. The arbitral tribunal shall consist of three arbitrators. The arbitration shall be conducted in the English language, and the arbitrator shall be fluent in the English language. The award of the tribunal shall be final and binding. Judgment on the award may be entered in any court of competent jurisdiction.

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(k).         Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER:	ELI D. SCHER

	By	/s/ Eli D. Scher
Eli D. SCHER

PURCHASER:	SUN YIP INDUSTRIAL COMPANY LIMITED

	By:	/s/ Kin Sun Sze-To
Kin Sun SZE-TO, Director

The undersigned hereby unconditionally and irrevocably guarantees the full and prompt performance by the Purchaser of its obligations under the foregoing Agreement in accordance with its terms.

/s/ Kin Sun Sze-To
Kin Sun SZE-TO

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